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                                                                     Exhibit 4.8

                            FOURTH AMENDMENT TO LEASE
                            -------------------------

     THIS FOURTH AMENDMENT TO LEASE, is made and entered this 28th day of December, 1999, by and between UNILENS CORP., USA, a Delaware corporation, hereinafter referred to as "Lessee" and FIVE AND TWO ASSOCIATES, a New York State real estate partnership, hereinafter referred to as "Lessor".

                              W I T N E S S E T H:

     WHEREAS, Unilens Corp., USA and/or its predecessors in interest have been leasing the property at 10431 North 72/nd/ Street, Largo, Florida and have executed an original Lease dated February 25, 1983 and three Lease Amendments thereto, the Third Amended Lease being dated August 28, 1997; and

     WHEREAS, Five and Two Associates have purchased the property from Dr. Klaus
R. Hoffmann and Mrs. Ursula Hoffmann as of December 28, 1999, which Deed has been recorded in the Official Records of the Public Records of Pinellas County, Florida; and

     WHEREAS, Lessor and Lessee desire to amend certain provisions of die Lease and Amendments thereto, according to the terms set forth herein; and

     WHEREAS, Lessor and Lessee acknowledge and agree that the Lease, as amended, is in full force and effect and neither party is presently in default.

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Lessor and Lessee agree to amend the Lease as follows;

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     1.  Recitals. Lessor and Lessee agree and acknowledge that the recitals set forth above are true and accurate.

     2. Approval by Protective Life. The parties are no longer required to get approval of the terms of the Lease or any amendments from Protective Life Insurance Company ("PLIC").

     3. Insurance. The Lessee agrees to add Lessor to their current existing hazard insurance policy on the property, naming Five and Two Associates, a New York State real estate partnership as an added insured to that policy.

     4. Notices. Any notices sent pursuant to this agreement shall be mailed as follows:

          a. To the Lessee: mailed at the property address, 10431North 72/nd/ Street, Largo, Florida

          b. To the Lessor: any and all notices for the Lessor shall be mailed to Five and Two Associates, P.O. Box 335, Glenmont, New York 12077, with a courtesy copy being mailed to Herbert S. Fecker, Jr., Property Management, 2524 Laurelwood Lane, Valrico, Florida 33594-5020.

          This will also acknowledge that the parties agree that Herbert S. Fecker, Jr., Property Management and Herbert S. Fecker, Jr. are property managers for the Lessor and can be contacted by the Lessee with respect to questions or if the attempts to reach the Lessor at the address and phone number provided have been unsuccessful.

     5. Authorization for Agreement. Lessee represents and warrants that its execution and performance of this Fourth Amendment has been duly authorized by all necessary action, will not violated any of the terms or conditions of this agreement, indenture, or instrument to which it is a party or result in the imposition any lien, charges or encumbrance upon any of its

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property, and that this Fourth Amendment is a legal, valid and binding obligation of Lessee, enforceable in accordance with its terms.

     6. Binding Effect. The Fourth Amendment shall (a) bind Lessor, Lessee and their heirs, successors and assigns; and inure to the benefit of Lessor and Lessee and their heirs, successors and assigns.

     7. Preparation of Agreement. Both Lessor and Lessee have participated in the negotiation and preparation of the Fourth Amendment; and, accordingly, this Fourth Amendment shall not be more strictly construed against either of the parties.

     8. Force and Effect on Lease. Except as modified by this Fourth Amendment and the three prior above-referenced amendments, the Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Lease to be duly executed on the day and year first above written.

Witnesses:                              LESSOR:


/s/ Beth m. Cooke                       FIVE AND TWO ASSOCIATES
-------------------------------------
Name: BETH M. COOKE
     --------------------------------   By:  Walter V. Distefano, Jr.
                                           -------------------------------------
                                           WALTER V. DISTEFANO, JR.
/s/ Ruth C. Seaburg
-------------------------------------
Name: Ruth C. Seaburg
     --------------------------------

Witnesses:                              LESSEE:


/s/ Josepha Bruno                       UNILENS CORP., USA
-------------------------------------
Name: Josepha Bruno
     --------------------------------   By:  Michael J. Pecora
                                           -------------------------------------
                                           MICHAEL J. PECORA
/s/ Giovanna E. Clivares
-------------------------------------
Name: GIOVANNA E. CLIVARES
     --------------------------------

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                                     CONSENT

     The undersigned Unilens Vision, Inc. (formerly Unilens Optical Corp.), a Canadian corporation, hereby consents to the Fourth Amendment to Lease dated __________________________________, 2000, by and between Unilens Corp., USA, a
Lessee, and Five and Two Associates, as Lessor, and hereby confirms the continuation of its guarantee to Five and Two Associates, the Lessor, the payment and performance by Unilens Corp., USA, and the terms and conditions of the Lease, as amended by said Fourth Amendment to Lease.


Witnesses:                              UNILENS VISION, INC.
                                        (formerly Unilens Optical Corp.),
                                        a Canadian corporation


/s/ Josepha Bruno                       By:  A.W. Vitale
-------------------------------------      -------------------------------------
Name: Josepha Bruno                     Title: President
     --------------------------------         ----------------------------------


/s/ Giovanna E. Clivares
-------------------------------------
Name: GIOVANNA E. CLIVARES
     --------------------------------

COUNTRY OF PINELLAS
STATE OF FLORIDA

     The foregoing instrument was acknowledged before me this 2 day of FEBRUARY, 2000 by A.W. VITALE the PRESIDENT of Unilens Vision, Incs., a Canadian corporation, on behalf of the corporation. Said person is personally known to me or produced_____________________________as identification.


                                        Donna M. Wheeler
                                        ----------------------------------------
                                        Notary Public
                                        My commission expires:

                                        ----------------------------------------
                                                [LOGO] DONNA M. WHEELER
                                               MY COMMISSION # CC 885427
                                               EXPIRES: February 1, 2004
                                           Flo Notary Service & Bonding Co.
                                        ----------------------------------------